Exhibit 10.36

July 1, 2022

Whizz Systems, Inc.

3240 Scott Blvd.

Santa Clara, CA 95054

Attention: Muhammad Irfan

Ladies and Gentlemen:

Reference is made to that certain Stock Purchase Agreement dated as of August 13, 2021, as may be amended from time to time, including pursuant to that certain First Amendment to Stock Purchase Agreement dated as of July 1, 2022 (the “Purchase Agreement”), by and among Tempo Automation, Inc., a Delaware corporation (“Tempo”), Whizz Systems, Inc., a California corporation  (“Whizz”), Muhammad Irfan, Munawar Karimjee, Muhammad Irfan Grantor Retained Annuity Trust Dated October 16, 2018, Kanwal Irfan Grantor Retained Annuity Trust Dated October 16, 2018, Muhammad Irfan & Kanwal Irfan Living Trust, Munawar Karimjee Grantor Retained Annuity Trust Dated October 16, 2018 and Nisreen Karimjee Grantor Retained Annuity Trust Dated October 16, 2018 (each, a “Seller” and together, the “Sellers”) and Muhammad Irfan, an individual, solely in his capacity as the representative of the Sellers (the “Sellers Representative”), pursuant to which the Buyer shall purchase all of the shares of Company stock owned by the applicable Seller as set forth in the Purchase Agreement. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Purchase Agreement.

In connection with the closing of the proposed acquisition of Tempo (the “SPAC Transaction”) by Ace Convergence Acquisition Corp. (“ACE”), ACE and Tempo have requested that the Sellers agree to defer payment of a portion of the Cash Consideration otherwise payable to the Sellers at the Closing in connection with the consummation of the Merger in an initial amount equal to seven million and five hundred thousand United States dollars ($7,500,000 USD) (as adjusted pursuant to Section 2.7 of the Purchase Agreement) subject to, and in accordance with, the terms and conditions set forth herein.

In consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, including that certain subscription agreement entered into among the Sellers and ACE contemporaneously with this letter agreement, the receipt and sufficiency of which is hereby acknowledged, ACE, Tempo, Whizz and the Sellers hereby agree as follows:

SECTION 1.Deferred Consideration.

(a)Deferral of Deferred Consideration.  Subject to the repayment requirements and other terms and conditions set forth in this letter agreement (including, without limitation, in Section 1(b) below), in the event that the payment in full of the aggregate amount of Cash Consideration due and payable at Closing to the Sellers pursuant to the Purchase Agreement would (i) prevent ACE or Tempo from consummating the SPAC Transaction without amendment or waiver of any minimum cash threshold or other financial requirement that is a closing condition under the agreement and plan of merger relating to the

SPAC Transaction or (ii) violate, conflict with or result in a breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, the minimum cash requirements under the indenture relating to ACE’s fifteen and one-half percent (15.5%) convertible senior notes due 2025 (the “Indenture”), in each case, Whizz and the Sellers hereby agree that Tempo may unliterally (without any further action on the part of any of the Sellers) defer the payment to the Sellers of such portion of the Cash Consideration, in an initial aggregate amount equal to seven million and five hundred thousand United States dollars ($7,500,000 USD) and on a pro rata basis based on each Seller’s Pro Rata Fraction, in order to avoid the application of clauses (i) and (ii) above (such portion, together with any and all interest accrued thereon in accordance with Section 1(b), and subject to any adjustments pursuant to Section 2.7 of the Purchase Agreement, collectively, the “Deferred Consideration”) until such time as the Deferred Consideration is required to be paid pursuant to Section 1(b). Notwithstanding the foregoing or anything to the contrary in this letter agreement, in the event that any of the amounts set forth on Exhibit A are not fully funded and paid to ACE or its designees by the parties to such agreements, instruments, commitments and/or obligations referred to on Exhibit A (the “Funding Commitments”) or any such Funding Commitments are reduced or eliminated (any of the forgoing failures to fund or pay or reduction or elimination, a “Funding Failure”), neither ACE nor Tempo shall have any rights under this letter agreement to defer the payment to the Sellers of any portion of the Cash Consideration, and if any portion of the Cash Consideration has been deferred prior to such time, all such Deferred Consideration shall become due and payable immediately.

(b)Repayment of Deferred Consideration.

(i)If any portion of the Cash Consideration is deferred pursuant to Section 1(a) above, then, after the closing of the SPAC Transaction, ACE and/or Tempo shall pay to the Sellers, on a pro rata basis based on each Seller’s Pro Rata Fraction and in accordance with the Allocation Schedule (or the applicable updated Allocation Schedule), the following:

(A)During the period from the closing of the SPAC Transaction until the earlier of the date that is eighteen (18) months after the closing date of the SPAC Transaction (the “Deferral End Date”) and such time as the Deferred Consideration has been paid in full, ACE or Tempo shall, within seven (7) Business Days of the last calendar day of each month, pay to the Sellers (each such payment, a “Monthly Payment”) an amount in cash equal to fourteen and three tenths of a percent (14.3%) of the aggregate net proceeds actually received by ACE and/or Tempo (after deducting offering expenses payable by ACE or Tempo, as applicable), as applicable, from all Financing Transactions (as defined below) consummated during the most recently completed calendar month; provided, that, neither ACE nor Tempo shall be required to make a Monthly Payment if such Monthly Payment would violate, conflict with or result in a breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under the Indenture.  For purposes of this Section (1)(b)(i)(A), “Financing Transaction” means a transaction in which shares of common stock of ACE or Tempo are issued and sold to third parties for capital raising purposes.

(B)As soon as reasonably practicable after the closing of the SPAC Transaction, but in no event later than the Deferral End Date, ACE and/or Tempo shall pay to the Sellers the then outstanding balance of the Deferred Consideration. For the avoidance of doubt, ACE and Tempo shall be jointly and severally liable for the repayment of the Deferred Consideration and the payment obligations hereunder.

(ii)Any and all amounts of outstanding Deferred Consideration that are deferred pursuant to Section 1(a) of this letter agreement and that have not been paid to the Sellers in accordance with the terms of this letter agreement shall accrue interest at a rate of fifteen and one-half percent (15.5%) per annum, compounded quarterly, and such interest shall continue to accrue and compound on the outstanding amount of Deferred Consideration until the Deferred Consideration has been paid in full.

(iii)The obligations of ACE and Tempo to pay the Deferred Consideration shall be senior in priority to, and shall be paid prior to, any and all fees, costs and/or expenses (and/or liabilities or obligations relating thereto) for any legal or investment banking fees, costs and/or expenses related to the SPAC Transaction and/or the Indenture and/or any of the transactions or documents contemplated by or relating to any of the foregoing.

SECTION 2.Financing. ACE and Tempo shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate a number of Financing Transactions sufficient to pay the Deferred Consideration in full by December 31, 2022.

SECTION 3.Confidentiality. Each of ACE and Tempo agree that this letter agreement and the terms herein are exclusively for the information of ACE and Tempo, and shall not be disclosed publicly or made available to third parties (other than to ACE’s and Tempo’s respective advisors who have a need to know and have been informed by ACE or Tempo, as applicable, of the confidential nature of such information) without the prior written approval of Whizz and the Sellers Representative.

SECTION 4.Effectuation; Termination of Right to Defer Payments. This letter agreement shall be deemed effective immediately upon the execution of this letter by the parties hereto.

SECTION 5.Counterparts. This letter agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission or any other form of electronic delivery, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

SECTION 6.Effect on Agreements. Except as specifically modified herein, the Purchase Agreement shall continue to be in full force and effect. The execution and delivery of this letter agreement shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any party thereto.

SECTION 7.Severability. Any term or provision of this letter agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

SECTION 8.Governing Law. This letter agreement will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed within the State of Delaware.

[Signature page follows]

If the foregoing correctly sets forth the understanding and agreement among the parties, please so indicate in the space provided for that purpose below, whereupon this letter shall constitute a binding agreement as of the date first above written.

WHIZZ SYSTEMS, INC.

By:	/s/ Muhammad Irfan
Name:	Muhammad Irfan
Title:	President

If the foregoing correctly sets forth the understanding and agreement among the parties, please so indicate in the space provided for that purpose below, whereupon this letter shall constitute a binding agreement as of the date first above written.

ACE CONVERGENCE ACQUISITION CORP.

By:	/s/ Behrooz Abdi
Name:	Behrooz Abdi
Title:	Chief Executive Officer

TEMPO AUTOMATION, INC.

By:	/s/ Joy Weiss
Name:	Joy Weiss
Title:	President and Chief Executive Officer

If the foregoing correctly sets forth the understanding and agreement among the parties, please so indicate in the space provided for that purpose below, whereupon this letter shall constitute a binding agreement as of the date first above written.

SELLERS:

MUHAMMAD IRFAN

/s/ Muhammad Irfan
Signature

MUHAMMAD IRFAN GRANTOR RETAINED ANNUITY TRUST DATED OCTOBER 16, 2018

By:	/s/ Muhammad Irfan
Signature
Muhammad Irfan
Name
Trustee
Title

KANWAL IRFAN GRANTOR RETAINED ANNUITY TRUST DATED OCTOBER 16, 2018

By:	/s/ Kanwal Irfan
Signature
Kanwal Irfan
Name
Trustee
Title

If the foregoing correctly sets forth the understanding and agreement among the parties, please so indicate in the space provided for that purpose below, whereupon this letter shall constitute a binding agreement as of the date first above written.

SELLERS:

MUNAWAR KARIMJEE

/s/ Munawar Karimjee
Signature

MUNAWAR KARIMJEE GRANTOR RETAINED ANNUITY TRUST DATED OCTOBER 16, 2018

By:	/s/ Munawar Karimjee
Signature
Munawar Karimjee
Name
Trustee
Title

If the foregoing correctly sets forth the understanding and agreement among the parties, please so indicate in the space provided for that purpose below, whereupon this letter shall constitute a binding agreement as of the date first above written.

SELLERS:

MUHAMMAD IRFAN & KANWAL IRFAN LIVING TRUST

By:	/s/ Munawar Karimjee
Signature
Munawar Karimjee
Name
Trustee
Title

NISREEN KARIMJEE GRANTOR RETAINED ANNUITY TRUST DATED OCTOBER 16, 2018

By:	/s/ Nisreen Karimjee
Signature
Nisreen Karimjee
Name
Trustee
Title

Exhibit A

Description	Amount
15.5% Convertible Notes to be issued to Tor and others	$205,000,000.00
PIPE Common Stock Investment to P72 and others	$50,000,000.00
Total	$275,000,000.00